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Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of CuraGen Corporation
Branford, Connecticut

        We have audited the accompanying consolidated balance sheets of CuraGen Corporation and subsidiary (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2008. We also have audited the Company's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report (not included herein). Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the CuraGen Corporation and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Deloitte & Touche LLP

Hartford, CT

March 9, 2009

Item 8.    Financial Statements and Supplementary Data

CURAGEN CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$19,103	$16,730
Restricted cash	—	14,533
Short-term investments	30,332	19,039
Marketable securities	38,229	64,675

Cash, restricted cash and investments	87,664	114,977
Income taxes receivable	283	419
Prepaid expenses	211	2,290

Total current assets	88,158	117,686
Property and equipment, net	102	479
Other assets, net	286	1,117

Total assets	$88,546	$119,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$239	$254
Accrued expenses	1,610	3,140
Accrued payroll and related items	660	1,613
Interest payable	253	1,048
Other current liabilities	1,352	3,787

Total current liabilities	4,114	9,842

Long-term liabilities:
Convertible subordinated debt	18,967	69,890
Deferred revenue, net of current portion	—	1,085

Total long-term liabilities	18,967	70,975

Commitments and contingencies
Stockholders' equity:
Common Stock; $.01 par value, issued and outstanding 57,118,186 shares at December 31, 2008, and 58,074,127 shares at December 31, 2007	571	581
Additional paid-in capital	527,294	525,481
Accumulated other comprehensive income (loss)	393	(23)
Accumulated deficit	(462,793)	(487,574)

Total stockholders' equity	65,465	38,465

Total liabilities and stockholders' equity	$88,546	$119,282

See accompanying notes to consolidated financial statements

CURAGEN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Collaboration revenue	$1,174	$88	$2,298

Operating expenses
Research and development	15,076	36,778	44,009
General and administrative	5,151	11,658	13,648
Restructuring charges	529	11,274	—

Total operating expenses	20,756	59,710	57,657

Gain on sale of intangible asset	36,397	—	—

Income (loss) from operations	16,815	(59,622)	(55,359)
Interest income	3,356	5,583	7,458
Interest expense	(1,687)	(5,167)	(9,351)
Realized (loss) gain on sale of available-for-sale investments, net	(372)	616	(288)
Gain on extinguishment of debt	6,991	8,442	—

Income (loss) from continuing operations before income taxes	25,103	(50,148)	(57,540)
Income tax (provision) benefit	(322)	185	376
Income (loss) from continuing operations	24,781	(49,963)	(57,165)

Discontinued Operations
Loss from discontinued operations	—	(2,991)	(2,675)
Gain on sale of subsidiary	—	78,352	—

Income (loss) from discontinued operations	—	75,361	(2,675)

Net income (loss)	$24,781	$25,398	$(59,839)

Basic and diluted income (loss) per share from continuing operations	$0.44	$(0.89)	$(1.04)
Basic and diluted income (loss) per share from discontinued operations	—	1.34	(0.05)

Basic and diluted net income (loss) per share	$0.44	$0.45	$(1.09)

Weighted average number of shares used in computing:
Basic income (loss) per share	56,738	55,853	54,896

Diluted income (loss) per share	60,642	55,853	54,896

See accompanying notes to consolidated financial statements

 CURAGEN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except share data)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Unamortized Stock-Based Compensation	Total	Total Comprehensive Income (Loss)
January 1, 2006	55,642,080	$556	$514,862	$(2,785)	$(453,133)	$(3,016)	$56,484
Net loss	—	—	—	—	(59,839)	—	(59,839)	$(59,839)
Unrealized gains on available-for-sale securities, net of reclassification adjustment (see disclosure below)	—	—	—	5,133	—	—	5,133	5,133

Comprehensive loss								$(54,706)

Issuance of restricted stock	455,000	5	—	—	—	—	5
Retirement of restricted stock	(31,625)	—	—	—	—	—	—
Reversal of unamortized stock-based compensation	—	—	(3,016)	—	—	3,016	—
Employee stock option activity	25,049	—	5,989	—	—	—	5,989
Non-employee stock option activity	216,000	2	657	—	—	—	659
Stock-based 401(k) plan employer match	84,178	1	335	—	—	—	336

December 31, 2006	56,390,682	564	518,827	2,348	(512,972)	—	8,767
Net income	—	—	—	—	25,398	—	25,398	$25,398
Unrealized losses on available-for-sale securities, net of reclassification adjustment (see disclosure below)	—	—	—	(2,371)	—	—	(2,371)	(2,371)

Comprehensive income								$23,027

Issuance of restricted stock	1,537,020	15	—	—	—	—	15
Retirement of restricted stock	(42,230)	—	—	—	—	—	—
Employee stock option activity	19,400	1	6,521	—	—	—	6,522
Non-employee stock option activity	—	—	(219)	—	—	—	(219)
Stock-based 401(k) plan employer match	169,255	1	352	—	—	—	353

December 31, 2007	58,074,127	581	525,481	(23)	(487,574)	—	38,465
Net income	—	—	—	—	24,781	—	24,781	$24,781
Unrealized gains on available-for-sale securities, net of reclassification adjustment (see disclosure below)	—	—	—	416	—	—	416	416

Comprehensive income								$25,197

Issuance of restricted stock	50,000	—	—	—	—	—	—
Retirement of restricted stock	(1,203,485)	(12)	—	—	—	—	(12)
Employee stock option activity	—	—	1,665	—	—	—	1,665
Stock-based 401(k) plan employer match	197,544	2	148	—	—	—	150

December 31, 2008	57,118,186	$571	$527,294	$393	$(462,793)	$—	$65,465

See accompanying notes to consolidated financial statements

 CURAGEN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY—(Continued)
(in thousands, except share data)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Unamortized Stock-Based Compensation	Total	Total Comprehensive Income (Loss)
Disclosure of 2006 comprehensive loss reclassification adjustment:
Unrealized holding gains on available-for-sale securities arising during period								$4,845
Reclassification adjustment for losses included in net loss								288

Unrealized gains on short-term investments and marketable securities, net of reclassification adjustment								$5,133

Disclosure of 2007 comprehensive loss reclassification adjustment:
Unrealized holding losses on available-for-sale securities arising during period								$(1,706)
Reclassification adjustment for gains included in net income								(665)

Unrealized losses on short-term investments and marketable securities, net of reclassification adjustment								$(2,371)

Disclosure of 2008 comprehensive loss reclassification adjustment:
Unrealized holding gains on available-for-sale securities arising during period								$58
Reclassification adjustment for losses included in net income								358

Unrealized losses on short-term investments and marketable securities, net of reclassification adjustment								$416

See accompanying notes to consolidated financial statements

CURAGEN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$24,781	$25,398	$(59,839)
(Income) loss from discontinued operations	—	(75,361)	2,675
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred revenue	(1,174)	(89)	1,174
Depreciation and amortization	454	3,493	7,343
Asset impairment expense	—	6,322	—
Non-monetary compensation	1,653	3,539	5,345
Stock-based 401(k) employer plan match	150	353	335
Non-cash interest income	(83)	1,045	608
Non-cash interest income—Restricted cash	(144)	(403)	—
Realized loss (gain) on sale of available-for-sale investments, net	358	(616)	288
Gain on extinguishment of debt	(6,991)	(8,442)	—
Gain on sale of long-term marketable securities	—	(665)	—
Gain on sale of intangible asset	(36,397)	—	—
Changes in assets and liabilities:
Restricted cash	551	—	—
Accrued interest receivable	356	357	267
Income taxes receivable	136	124	166
Accounts receivable	—	926	(871)
Prepaid expenses	2,077	494	(836)
Other assets	(22)	279	(139)
Accounts payable	(16)	(57)	(755)
Accrued expenses	(1,529)	(149)	356
Accrued payroll and related items	(953)	(197)	629
Interest payable	(795)	(2,257)	—
Deferred revenue	—	—	(3,121)
Other current liabilities	(2,346)	2,122	(914)

Net cash used in operating activities	(19,934)	(43,784)	(47,289)

Cash flows from investing activities:
Acquisitions of property and equipment	(3)	(188)	(411)
Proceeds from sale of fixed assets	96	29	180
Payments for other assets	—	—	(7)
Net proceeds from sale of intangible asset	24,583	—	—
Gross purchases of short-term investments	(48,174)	(18,961)	(29,967)
Gross maturities of short-term investments	23,450	15,900	14,527
Gross sales of short-term investments	11,726	7,123	4,930
Gross purchases of marketable securities	(4,021)	(19,938)	(11,710)
Gross maturities of marketable securities	22,050	17,090	57,025
Gross sales of marketable securities	21,722	21,389	52,925
Proceeds from sale of held for sale assets	—	2,610	—
Proceeds from sale of long-term marketable securities	—	6,260	—

Net cash provided by investing activities	51,429	31,314	87,492

Cash flows from financing activities:
Proceeds from exercise of stock options	—	72	586
Repayment of convertible debt	—	(66,228)	—
Payment for extinguishment of debt	(43,247)	(31,024)	—

Net cash (used in) provided by financing activities	(43,247)	(97,180)	586

Cash flows from discontinued operations:
Net operating cash flows (used in) discontinued operations	—	(379)	(7,870)
Net investing cash flows provided by discontinued operations	14,125	67,819	8,480
Net financing cash flows provided by discontinued operations	—	23	494

Net cash provided by discontinued operations	14,125	67,463	1,104

Plus decrease (increase) in cash and cash equivalents of discontinued operations, net of sale proceeds	—	431	(1,104)
Net increase (decrease) in cash and cash equivalents	2,373	(41,756)	40,789
Cash and cash equivalents, beginning of year	16,730	58,486	17,697

Cash and cash equivalents, end of year	$19,103	$16,730	$58,486

Supplemental cash flow information:
Interest paid	$2,275	$6,752	$8,487

Income tax paid	$494	$—	$—

Income tax benefits received	$247	$407	$1,114

Supplemental schedule of noncash investing transactions:
Fair value of marketable securities acquired	$11,814	$—	$—

See accompanying notes to consolidated financial statements

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Summary of Significant Accounting Policies

        Organization—CuraGen Corporation ("CuraGen" or the "Company"), is a Connecticut-based biopharmaceutical development company dedicated to improving the lives of patients by developing novel therapeutics for the treatment of cancer.

        In May 2007, the sale of 454 Life Sciences Corporation, our previously majority-owned subsidiary ("454"), to Roche Diagnostics Operations, Inc. ("RDO"), was completed. See Notes 12 and 13 for further details.

        All dollar amounts are shown in thousands, except share and per share data.

        CuraGen has reclassified the consolidated statements of operations for the years ended December 31, 2007 and 2006 to reflect the realized (loss) gain on sale of available-for-sale investments on a separate line, rather than within interest income. This revision had no effect on the Company's net income (loss) reported.

        As shown in the accompanying financial statements, the Company has incurred negative cash flows from operations in all years. The Company generated net income of $24,781 in 2008 primarily as a result of the sale of belinostat to TopoTarget and gains on the extinguishment of our convertible subordinated debt. The Company had net income of $25,398 in 2007 principally resulting from the sale of its former majority-owned subsidiary 454 Life Sciences Corporation. Absent these items in 2008 and 2007, the Company had negative cash flows and losses. The Company expects to continue to incur losses and negative cash flows in the future. In the near future, the Company's principal sources of liquidity will be its cash and investment balances, interest income, and potential private strategic-driven transactions. However, should these sources of liquidity not be available when needed, or should the Company's actual cash requirements be greater than anticipated, the Company may be unable to meet the critical objective of its long-term business plan, which is to successfully develop and market pharmaceutical products, and it may be unable to continue operations. The Company's failure to use sources of liquidity effectively could have a material adverse effect on its business, results of operations and financial condition.

        The Company continues to carefully manage the amounts and timing of its expenditures for its product development activities. As a result of these above actions, the Company believes that its existing cash balances will be sufficient to fund the Company's operations into 2011. However, there can be no assurance that these measures will be successful to the extent necessary for the Company to remain current on its obligations, and therefore, it may be unable to meet the critical objective of its long-term business plan, which is to successfully develop and market pharmaceutical products, and it may be unable to continue operations.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

        Cash, Cash Equivalents and Investments—The Company considers investments readily convertible into cash, with an original maturity of three months or less to be cash equivalents. Investments with an original maturity greater than three months but less than one year are considered short-term investments. Investments with an original maturity equal to or greater than one year are designated as marketable securities. Both short-term investments and marketable securities are classified as available-for-sale securities, and are carried at fair value with the unrealized gains and losses reported in other comprehensive income within stockholders' equity.

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The Company periodically reviews its investment portfolio based on criteria established in Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" to determine if there is an impairment that is other than temporary. In testing for impairment, the Company considers, among other factors, the length of time and the severity of a security's unrealized loss, the financial condition and near term prospects of the issuer, economic forecasts, market or industry trends and the Company's ability and intent to hold securities to maturity. Interest on debt securities, amortization of premiums, and accretion of discounts are included in interest income. The cost of securities sold is based on the specific identification method.

        Property and Equipment—Property and equipment are recorded at cost. Additions, renewals and betterments that significantly extend the life of an asset are capitalized. Minor replacements, maintenance and repairs are charged to operations as incurred. Equipment is depreciated over the estimated useful lives of the related assets, ranging from three to five years, using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated lives or the remaining terms of the leases, using the straight-line method. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation or amortization are eliminated from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

        Impairment of Long-Lived Assets—The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets," which establishes a single accounting model for long lived assets to be held for use. The Company regularly evaluates the recoverability of the net carrying value of its property, and intangible assets, when an indicator of impairment is present by comparing the carrying values to the estimated future undiscounted cash flows. An impairment loss is recognized when the carrying value of the long-lived asset exceeds its fair value. The impairment write-down is the difference between the carrying amount and the fair value of these long-lived assets. A loss on impairment is recognized through a charge to earnings.

        Licensing Fees—Licensing fees are paid for the right to market and sell certain technologies in our platform and licensing fees for various purposes. Perpetual licenses taken on potential therapeutic products for which there is no current indication as to whether or not there is a future commercial market for sale, are expensed when incurred. Licenses acquired for which there is a specific period of benefit are amortized by the Company over that period. The costs of non-perpetual licenses, which are included in Other assets, net, are amortized over the various lives of the licenses.

        Financing Costs—The Company includes deferred financing costs incurred in connection with the issuance of convertible subordinated debt in Other assets, net and amortizes these costs over the life of the debt. The amortization expense is included in interest expense. When debt is repurchased, the Company writes off the related unamortized deferred financing costs and nets the write off with any gain or loss recognized on the extinguishment of the debt.

        Accumulated amortization was $448 and $1,341, respectively, as of December 31, 2008 and 2007. Amortization expense was $168, $534 and $865, respectively, for the years ended December 31, 2008, 2007 and 2006.

        Patent Application Costs—The Company seeks patent protection on processes and products in various countries. All patent related costs are expensed to general and administrative expenses as incurred, as recoverability of such expenditures is uncertain.

        Revenue Recognition—The Company recognizes revenue when all four criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products has occurred or services have been rendered; (3) the selling price is fixed or determinable; and (4) the collectibility is reasonably assured, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104,

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

"Revenue Recognition," which set forth guidelines for the timing of revenue recognition based upon factors such as passage of title, installation, payment and customer acceptance.

Collaboration Revenue

        During 2008, the Company recognized the remaining $1,174 of collaboration revenue from the grant of exclusive worldwide rights from TopoTarget A/S ("TopoTarget") to a third party for a preclinical histone deacetylase inhibitor ("HDAC inhibitor"), and the Company's agreement with TopoTarget in which the Company receives 50% of initial payments received by TopoTarget from the third party. In January 2008, TopoTarget was informed by the third party it had terminated the development of the preclinical compound pursuant to its license agreement with TopoTarget, and all unrecognized revenue was recognized upon termination.

        Accrued Expenses—The Company reviews open contracts, communicates with applicable personnel to identify services that have been performed on the Company's behalf and estimates the level of service performed and the associated costs incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual costs. The majority of the Company's service providers invoice monthly in arrears for services performed. The Company makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known. The Company also periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary.

        Prepaid Expenses—The Company has established a method for monitoring and accounting for prepaid expenses. Prepaid expenses are those that arise when cash is disbursed and a portion of the associated benefit of the disbursement is for a future period. An asset is recorded on the books for the total invoice amount when paid and is amortized ratably over the coverage period.

        Research and Development Expenses—Research and development costs are charged to research and development expenses as incurred. Such costs primarily include clinical trial related costs such as contractual services and manufacturing costs, salary and benefits, license fees and milestone payments, supplies and reagents, and allocated facility costs. Amounts relating to protein (or compound, or drug) manufacturing activities, for which the physical drug products will be utilized in research and development, are expensed as incurred, as there is no current indication that there is a future commercial market for sale of any successful drug development from these therapeutics.

        Stock-Based Compensation—The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), effective January 1, 2006. SFAS 123R requires recognition of the fair value of stock-based compensation in net income (loss). The Company has one active stock-based compensation plan, the 2007 Stock Incentive Plan ("2007 Stock Plan") and two inactive stock-based compensation plans, the 1997 Employee, Director and Consultant Stock Plan ("1997 Stock Plan") and the 1993 Stock Option and Incentive Award Plan ("1993 Stock Plan").

        The Company transitioned to fair-value-based accounting for stock-based compensation under SFAS 123R using the modified version of the prospective application method ("modified prospective application method"). Under the modified prospective method, restatement of prior financial statements is not required; and SFAS 123R applies to new awards and to awards modified, repurchased or cancelled on or after January 1, 2006. Additionally, compensation cost for the portion of awards that are outstanding as of January 1, 2006, for which the requisite service has not been rendered (generally referring to unvested awards), is recognized as the remaining requisite service is rendered after January 1, 2006.

        Historically, the Company used the following methods to determine the factors input into the Black-Scholes model: historical volatility is used to determine the expected stock price volatility factor;

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

risk-free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant, for the period corresponding to the approximate expected term of the options; and the expected term of the options has been calculated using CuraGen's historical exercise patterns to estimate future exercise patterns. Effective with the adoption of SFAS 123R, the Company continues to utilize the same methodology for purposes of estimating the expected stock price volatility and the risk-free interest rates, however, for purposes of estimating the expected term, the Company uses the simplified approach as outlined in Staff Accounting Bulletin No. 107 (Topic 14) ("SAB 107"), whereby the expected term is equal to the average of the vesting term and the contractual term.

        Staff Accounting Bulletin 110, ("SAB 110"), was effective January 1, 2008 and allows companies to continue to utilize the simplified method in developing an estimate of the expected term of "plain vanilla" share options in accordance with SFAS 123R when there have been structural changes in a Company's business such that historical exercise data does not provide a reasonable basis upon which to estimate expected term. Due to the Company's restructuring activities from 2003 through 2008, and the current market value of the Company's common stock being below historical strike prices of share options, historical exercise patterns do not provide a reasonable basis to estimate expected term of current option grants. Accordingly, the Company will continue to utilize the simplified method to estimate expected term of stock options as allowed under SAB 110.

        For purposes of restricted stock grants, the grant date fair value is calculated as the fair market value of the stock on the date of grant less the purchase price of the restricted stock paid by the grantee, which is equal to the $.01 par value of the stock. The Company recognizes stock-based compensation expense for restricted stock grants over the requisite service period of the individual grants, which equals the vesting period. Generally, restricted stock grants to employees fully vest between two and three years from the grant date.

        Upon adoption of SFAS 123R, the Company recognizes the compensation expense associated with stock options granted to employees after January 1, 2006, and the unvested portion of previously granted employee stock option awards that were outstanding as of December 31, 2005, in the consolidated statements of operations. During the years ended December 31, 2008 and 2007, the Company recognized compensation expense in total operating expenses on the consolidated statements of operations with respect to employee stock options and restricted stock grants as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Compensation expense with respect to employee stock options	$764	$1,167
Compensation expense with respect to restricted stock grants	$900	$2,552

        The fair value of options granted during the years ended December 31, 2008, 2007 and 2006 were estimated as of the grant date using the Black-Scholes option valuation model with the following weighted average assumptions:

	Year Ended December 31,
	2008	2007	2006
Expected stock price volatility	68%	66%	79%
Expected risk-free interest rate	4.45%	4.80%	4.28%
Expected option term in years	6.25	6.25	6.25
Expected dividend yield	0%	0%	0%

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The approximate weighted-average grant date fair values using the Black-Scholes option valuation model of all stock options granted during the years ended December 31, 2008, 2007 and 2006 were $0.47, $1.27 and $2.78, respectively.

        As of December 31, 2008 there was $1,061 of total unrecognized compensation expense related to unvested stock option grants under the 2007 Stock Plan and 1997 Stock Plan. This expense is expected to be recognized over a weighted-average period of 1.62 years.

        As of December 31, 2008, there was $202 of total unrecognized compensation expense related to unvested restricted stock issuances under the 2007 Stock Plan and 1997 Stock Plan. This expense is expected to be recognized over a weighted-average period of 1.09 years.

        As a result of the sale of 454 discussed in Note 12, 454's operating results are being reported as discontinued operations for the period January 1, 2007 to May 25, 2007 and the year ended December 31, 2006. During the period January 1, 2007 to May 25, 2007 and the year ended December 31, 2006, 454 recognized compensation expense of $2,706 and $678, respectively, with respect to employee stock option awards which is included in income (loss) from discontinued operations.

        Comprehensive Income (Loss)—Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires reporting and displaying of comprehensive income (loss) and its components. In accordance with SFAS 130, the accumulated balance of other comprehensive income (loss) is disclosed as a separate component of stockholders' equity and is comprised of unrealized gains and losses on short-term investments and marketable securities.

        Income Taxes—Income taxes are provided for as required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This statement requires the use of the asset and liability method in determining the tax effect of the "temporary differences" between the tax basis of assets and liabilities and their financial reporting amounts (see Note 14 for the adoption of FIN 48 "Accounting for Uncertainties in Income Taxes").

        Income (Loss) Per Share—Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, excluding unvested restricted stock. Diluted income (loss) per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock. For the years ended December 31, 2008, 2007 and 2006 potentially dilutive securities representing 3,710,560, 3,804,419 and 4,852,431 shares, respectively, of common stock related to outstanding stock options were excluded from the computation of diluted earnings per share because their effect would have been antidilutive. Anti-dilutive potential common shares, consisting of convertible subordinated debt and restricted stock were 173,195, 8,956,668 and 13,400,954 for the years ended December 31, 2008, 2007 and 2006, respectively.

        Fair Value of Financial Instruments—Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the disclosure of fair value information for certain assets and liabilities, whether or not recorded in the balance sheets, for which it is practical to estimate that value. The Company has the following financial instruments: cash and cash equivalents, receivables, accounts payable, accrued expenses and certain other liabilities. The Company considers the carrying amount of these items to approximate fair value due to their short-term nature. In addition, the Company has short-term investments and marketable securities which are recorded at fair value (see Note 8). The Company also has convertible subordinated debt (see Note 7).

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        Recently Enacted Pronouncements—In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FAS 115" ("SFAS 159"). SFAS 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and will be applied prospectively. The Company does not plan to elect to re-measure any of its existing financial assets or liabilities under the provisions of this standard.

        In December 2007, the FASB ratified the EITF consensus on Issue No. 07-1, "Accounting for Collaborative Arrangements" ("EITF 07-1"). The EITF concluded that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent", and other accounting literature. Payments to or from collaborators would be evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity's business, and whether those payments are within the scope of other accounting literature. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. The adoption of EITF 07-1 did not have a material impact on the Company's consolidated financial statements.

        In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles, or GAAP, for nongovernmental entities (the "Hierarchy"). The Hierarchy within SFAS 162 is consistent with that previously defined in the AICPA Statement on Auditing Standards No. 69, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles" ("SAS 69"). SFAS 162 is effective 60 days following the United States Securities and Exchange Commission's (the "SEC") approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles". The Company does not believe the adoption of SFAS 162 will have a material effect on its consolidated financial statements.

        In May 2008, FASB Staff Position ("FSP") No. APB 14-1, "Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" was issued which specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the issuer's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of FSP No. APB 14-1 did not have a material impact on the Company's consolidated financial statements.

        On January 1, 2008, the Company adopted SFAS No. 157 "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, provides a consistent framework for measuring fair value under Generally Accepted Accounting Principles and expands fair value financial statement disclosure requirements. The valuation techniques described in SFAS 157 are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. In accordance with the provisions of FSP FAS 157-2, "Effective Date of FASB Statement No. 157", the Company deferred the implementation of SFAS 157-2 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009.

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.     Property and Equipment

        Property and equipment consisted of the following:

	December 31,
	2008	2007
Laboratory equipment	$69	$102
Leasehold improvements	603	863
Office equipment	3,255	6,141

Total property and equipment	3,927	7,106
Less accumulated depreciation and amortization	3,825	6,627

Total property and equipment, net	$102	$479

        The decrease in the cost of property and equipment during 2008 was primarily related to write-offs of assets no longer in use. Depreciation and amortization expense for property and equipment was $176, $2,944 and $6,273, for the years ended December 31, 2008, 2007 and 2006, respectively.

3.     Leases

Operating Leases

        Total rent expense under all operating leases for 2008, 2007 and 2006 was approximately $744, $1,350 and $1,281, respectively. There are no future minimum rental payments as of December 31, 2008, as the Company is on a month-to-month payment schedule for its facility in Branford, Connecticut.

4.     Major Collaborators and Geographical Information

        The Company has entered into certain agreements with collaborators to provide products or services. There are no long-lived assets in countries other than the United States. Revenues from collaborators representing 10% or more of the Company's total collaboration revenues are as follows:

	Year Ended December 31,
	2008		2007		2006
	$	%	$	%	$	%
Company A	$1,174	100%	$88	100%	*	*
Company B	—	—	—	—	$2,110	92%

*
less than 10%

        Revenue by country, based on the location of each of the collaborators is as follows:

	Year Ended December 31,
	2008	2007	2006
United States	$—	$—	$173
Europe	1,174	88	2,125

Total	$1,174	$88	$2,298

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.     Stockholders' Equity

Authorized Capital Stock

        The Company's authorized capital stock consists of 250,000,000 shares of Common Stock, par value of $.01 per share ("Common Stock"), 5,000,000 shares of Preferred Stock, par value of $.01 per share and 3,000,000 shares of Non-Voting Common Stock. At December 31, 2008, the Company had reserved 1,958,207 shares of Common Stock for issuance pursuant to the 4% convertible subordinated notes due in 2011 (see Note 7). In addition, as of December 31, 2008, 6,892,626 and 5,875,000 shares of Common Stock had been reserved for issuance pursuant to the 1997 Stock and the 2007 Stock Plan, respectively.

Stockholder Rights Plan

        In March 2002, the Board of Directors of the Company adopted a stockholder rights plan and declared a dividend distribution of one preferred share purchase right for each outstanding share of the Company's Common Stock. Each right entitles registered holders of the Company's Common Stock to purchase one one-hundredth of a share of a new series of junior participating Preferred Stock, designated as "Series A Junior Participating Preferred Stock." The rights generally will be exercisable only if a person (which term includes an entity or group) (i) acquires 20 percent or more of the Company's Common Stock or (ii) announces a tender offer, the consummation of which would result in ownership by that person, entity or group of 20 percent or more of the common stock. Once exercisable, the stockholder rights plan allows the Company's stockholders (other than the acquiror) to purchase Common Stock of the Company or of the acquiror at a substantial discount.

Stock Options

  1993 Stock Plan

        The Company's 1993 Stock Plan was adopted by its Board of Directors and stockholders in December 1993 and subsequently amended by the Board of Directors in May 1997. The 1993 Stock Plan provided for the issuance of stock options and stock awards to officers, directors, advisors, employees, and affiliates of CuraGen. Of the 3,000,000 shares of Common Stock which were originally reserved for issuance under the 1993 Stock Plan, no options were outstanding as of December 31, 2008 and 1,576,504 stock options had been exercised under the 1993 Stock Plan as of December 31, 2008. Effective October 1997, upon a resolution by the Board of Directors, the Company will not grant any further options under the 1993 Stock Plan. The total intrinsic value of options exercised under the 1993 Stock Plan during the year ended December 31, 2006 was $258. There were no options exercised under the 1993 Stock Plan during the year ended December 31, 2008 or 2007. There were no options outstanding as of December 31, 2008 and 2007.

  1997 Stock Plan

        The Company's 1997 Stock Plan was approved by its Board of Directors in October 1997 and by its stockholders in January 1998. The 1997 Stock Plan provides for the issuance of stock options and stock grants ("Stock Rights") to employees, directors and consultants of the Company. A total of 3,000,000 shares of Common Stock were originally reserved for issuance under the 1997 Stock Plan; in May 1999, upon approval of the stockholders, the amount reserved was increased to 7,000,000; and, in May 2003, upon approval of the stockholders, the amount reserved was increased to 10,500,000. The 1997 Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company ("the Compensation Committee"). The Compensation Committee has the authority to administer the provisions of the 1997 Stock Plan and to determine the persons to whom Stock Rights will be granted, the number of shares to be covered by each Stock Right and the terms and conditions upon which a Stock Right may be granted. Effective May 2007, upon a resolution by the Board of

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Directors, the Company will not grant any further options under the 1997 Stock Plan. Generally, stock option grants to employees under the 1997 Stock Plan fully vest between four and five years from the grant date. As of December 31, 2008, the Company had 1,757,320 options outstanding under the 1997 Stock Plan and 1,656,262 stock options had been exercised under the 1997 Stock Plan.

        A summary of all stock option activity under the 1997 Stock Plan during the years ended December 31, 2006, 2007 and 2008 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding January 1, 2006	5,183,311	11.54	6.02	$18
Granted	1,673,070	3.86
Exercised	(112,649)	3.22
Canceled or lapsed	(506,108)	14.69

Outstanding December 31, 2006	6,237,624	9.37	6.32	2,166
Granted	104,080	4.25
Exercised	(19,400)	3.70
Canceled or lapsed	(2,625,385)	13.67

Outstanding December 31, 2007	3,696,919	6.21	5.67	—
Granted	—
Exercised	—
Canceled or lapsed	(1,939,599)	5.93

Outstanding December 31, 2008	1,757,320	6.51	4.85	—

Exercisable December 31, 2006	3,559,479	12.53	4.78	900

Exercisable December 31, 2007	2,605,910	6.84	4.81	—

Exercisable December 31, 2008	1,506,740	6.87	4.54	—

Shares Expected to Vest December 31, 2008	194,090	4.28	5.80	—

        The total intrinsic value of options exercised under the 1997 Stock Plan during the years ended December 31, 2008, 2007 and 2006 were $0, $10 and $51, respectively.

        The following table presents weighted average price information about significant option groups under the 1997 Stock Plan exercisable at December 31, 2008:

Range of Exercise Prices	Number of Options Exercisable	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$ 0- 3.88	503,703	5.96	$3.41
3.94- 4.80	441,747	5.07	4.44
5.09- 6.00	306,258	4.34	5.65
8.48- 8.71	107,290	3.89	8.66
15.83-16.75	47,875	2.22	16.30
24.94-31.66	78,000	1.12	27.25
41.13-53.03	21,867	0.59	50.36

	1,506,740

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

  2007 Stock Plan

        The 2007 Stock Plan was approved by the Company's stockholders as of May 2, 2007. The 2007 Stock Plan provides for the issuance of stock options and stock grants to employees, directors and consultants of the Company. A total of 3,000,000 shares of common stock were originally reserved for issuance under the 2007 Stock Plan; in May 2008, upon approval of the stockholders, the amount reserved was increased to 6,000,000 shares. The 2007 Stock Plan is administered by the Compensation Committee. The Compensation Committee has the authority to administer the provisions of the 2007 Stock Plan and to determine the persons to whom Stock Rights will be granted, the number of shares to be covered by each Stock Right and the terms and conditions upon which a Stock Right may be granted. Stock option grants to employees under the 2007 Stock Plan generally fully vest in four years. Of the 6,000,000 shares of Common Stock which are reserved for issuance under the 2007 Stock Plan, 1,953,240 options are outstanding under the 2007 Stock Plan and an additional 3,921,760 available for grant. As of December 31, 2008, no stock options had been exercised under the 2007 Stock Plan.

        A summary of all stock option activity under the 2007 Stock Plan during the years ended December 31, 2007 and 2008 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding May 2, 2007	—
Granted	724,556	$1.59
Canceled or lapsed	(7,008)	1.97

Outstanding December 31, 2007	717,548	1.59	9.45	—
Granted	1,594,400	0.72
Canceled or lapsed	(358,708)	0.81	—	—

Outstanding December 31, 2008	1,953,240	1.02	8.94	—

Exercisable December 31, 2007	107,500	2.73	7.94	—

Exercisable December 31, 2008	468,765	1.45	8.84	—

Shares Expected to Vest December 31, 2008	1,400,528	0.85	8.97	—

        There were no options exercised under the 2007 Stock Plan during the years ended December 31, 2007 or 2008.

        The following table presents weighted average price information about significant option groups under the 2007 Stock Plan exercisable at December 31, 2008:

Range of Exercise Prices	Number of Options Exercisable	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$ 0-0.69	92,500	9.07	$0.69
0.70-1.09	92,500	9.39	1.09
1.10-1.34	165,625	8.74	1.34
1.35-1.67	28,140	8.55	1.67
1.68-2.73	90,000	8.34	2.73

	468,765

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock

  1997 Stock Plan

        From time to time, the Compensation Committee approves grants for shares of restricted stock. Pursuant to the provisions of the 1997 Stock Plan and 2007 Stock Plan, the purchase price of the restricted stock is equal to the par value of the Company's Common Stock, and each grant of restricted stock is subject to certain repurchase rights of the Company. All repurchased shares are immediately retired upon resolutions by the Board of Directors.

        A summary of all restricted stock activity under the 1997 Stock Plan during the years ended December 31, 2006, 2007 and 2008 is as follows:

	Number of Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding January 1, 2006	1,043,320	$4.63
Granted	455,000	4.13
Restrictions lapsed	(460,070)	5.31
Repurchased upon employee termination	(31,625)	5.03

Outstanding December 31, 2006	1,006,625	4.08
Granted	487,020	4.39
Restrictions lapsed	(760,395)	4.09
Repurchased upon employee termination	(42,230)	4.51

Outstanding December 31, 2007	691,020	4.25
Restrictions lapsed	(326,840)	4.33
Repurchased upon employee termination	(228,485)	4.54

Outstanding December 31, 2008	135,695	3.59

        The total fair value of restricted shares vested under the 1997 Stock Plan during the years ended December 31, 2008, 2007 and 2006 was $150, $700 and $1,823, respectively.

        As of December 31, 2008, of the 135,695 outstanding shares of restricted stock, 75,000 shares were issued in 2006 and will fully vest on the third anniversary of each grant date. The remaining 60,695 outstanding shares of restricted stock which were issued in 2007 will fully vest on the second anniversary of each grant date.

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

  2007 Stock Plan

        A summary of all restricted stock activity under the 2007 Stock Plan during the years ended December 31, 2007 and 2008 is as follows:

	Number of Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding May 2, 2007	—	—
Granted	1,050,000	$1.28

Outstanding December 31, 2007	1,050,000	1.28
Granted	50,000	0.68
Restrictions lapsed	(37,500)	1.66
Repurchased upon employee termination	(975,000)	1.25

Outstanding December 31, 2008	87,500	1.10

        The total fair value of restricted shares vested under the 2007 Stock Plan during the year ended December 31, 2008 was $17.

        On May 25, 2007, the Compensation Committee of the Company approved the issuance of an aggregate of 975,000 shares of restricted common stock to five executive officers, which would have vested and become free from forfeiture on December 31, 2008, if the closing price of the common stock on the Nasdaq Global Market had equaled or exceeded $5.00 per share over a period of 20 consecutive trading days for any period ending on or before December 31, 2008 and if each executive was an employee of the Company as of December 31, 2008. Pursuant to SFAS 123R, these restricted stock awards were deemed to contain a market condition which is reflected in the grant-date fair value of the awards, based on a valuation technique which considered all the possible outcomes of such market condition. Compensation cost is required to be recognized over the requisite service period for an award with a market condition provided that the requisite service is rendered, regardless of when, if ever, the market condition is satisfied. Due to involuntary terminations during the first quarter of 2008 of three of the five executive officers, 525,000 of the original 975,000 shares were cancelled. The Company reversed previously recognized compensation cost for the 525,000 shares, as the requisite service was not fully rendered. On December 31, 2008, the remaining 450,000 shares were cancelled as the market condition was not met. The Company did not reverse previously recognized compensation cost for the 450,000 shares, as the requisite service was rendered.

        As of December 31, 2008, of the 87,500 outstanding shares of restricted stock, 37,500 shares were issued in 2007 and will fully vest on the second anniversary of each grant date. The remaining 50,000 outstanding shares of restricted stock which were issued in 2008 will partially vest on the first, second and third anniversary of each grant date.

6.     Income Taxes

        The Company provides for income taxes using the asset and liability method. The difference between the income tax (provision) benefit and the amount that would be computed by applying the

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

statutory Federal income tax rate to income (loss) from continuing operations before income tax (provision) benefit is attributable to the following:

	Year Ended December 31,
	2008	2007	2006
Income (loss) from continuing operations before income tax benefit	$25,103	$(50,148)	$(57,540)

Expected tax (provision) benefit at 35%	(8,786)	17,552	20,139
Connecticut taxes, including research and development credits subject to carryforward, net of federal benefit	(936)	622	3,426
Federal research and development credits subject to carryforward	333	1,472	1,458
Decrease (increase) in valuation allowance on deferred tax asset	9,052	(19,327)	(24,284)
Other	15	(134)	(363)

Total income tax (provision) benefit	$(322)	$185	$376

        During the year ended December 31, 2008, the Company recorded an income tax expense of $515 primarily as a result of Federal Alternative Minimum Tax ("AMT") liability.

        The income tax benefits were recorded as a result of Connecticut legislation, which allows companies to obtain cash refunds from the State of Connecticut at a rate of 65% of their annual research and development expense credit, in exchange for forgoing carryforward of the research and development credit. For the years ended December 31, 2008 and 2006, the income tax benefit included an adjustment resulting from the expiration of the State of Connecticut statute, as they relate to the Year 2003 and 2002 income tax benefit, respectively.

        Temporary differences and carryforwards that give rise to the deferred income tax assets are as follows:

	December 31,
	2008	2007
Net deferred income tax assets:
Net operating loss carryforwards	$198,841	$209,268
Research and development tax credit carryforwards	30,698	29,492
Stock options and restricted stock	3,361	2,811
Depreciation and amortization	350	367
Accumulated other comprehensive loss (income)	157	(9)
Other	227	586

	$233,634	$242,515
Valuation allowance	(233,634)	(242,515)

Total	$—	$—

        As the Company has no prior earnings history, a valuation allowance has been established to fully offset the Company's deferred tax asset since it is more likely than not that the Company will not realize such assets. A tax benefit of approximately $31,068 related to stock options, will be credited to equity when the benefit is realized.

        As of December 31, 2008, CuraGen has tax net operating loss carryforwards available to reduce future federal and Connecticut taxable income, research and development tax credit carryforwards

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

available to offset future federal and Connecticut income taxes. Utilization of the net operating loss and tax credit carryforwards may be limited due to changes to our ownership, as defined within Section 382 of the Internal Revenue Code.

Net Operating Loss Carryforwards

Federal	Expire In	Connecticut	Expire In
$506,317	2009 to 2028	$443,687	2021 to 2028

Research and Development Tax Credit Carryforwards

Federal	Expire In	Connecticut	Expire In
$20,653	2009 to 2028	$14,573	2014 to 2023

        In addition, the Company has a Federal AMT tax credit carryforward of $515 which does not expire.

7.     Convertible Subordinated Debt

4% Convertible Subordinated Notes Due 2011

        In 2004, the Company completed an offering of $110,000 of 4% convertible subordinated notes due February 15, 2011 and received net proceeds of approximately $106,200. During 2007, the Company repurchased a total of $40,110 of its 4% convertible subordinated debentures due February 2011, for total consideration of $31,024, plus accrued interest of $365 to the date of repurchase. As a result of the transaction, in 2007 the Company recorded a gain of $8,442 classified as Gain on extinguishment of debt on the consolidated statements of operations, which is net of the effect of the write-off of the ratable portion of unamortized deferred financing costs relating to the repurchased debt. During 2008, the Company repurchased a total of $50,923 of its 4% convertible subordinated debentures due February 2011, for total consideration of $43,247, plus accrued interest of $498 at the date of repurchase. As a result of the transaction, in 2008 the Company recorded a gain of $6,991 classified as Gain on extinguishment of debt on the consolidated statements of operations, which is net of the effect of the write-off of the ratable portion of unamortized deferred financing costs relating to the repurchased debt.

        The remaining $18,967 of notes may be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The notes are convertible by the holders of the notes into the Company's Common Stock at any time prior to the close of business on the maturity date of the notes, unless previously redeemed or repurchased, at a conversion rate of approximately $9.69 per share of Common Stock, or a total of 1,958,207 shares of Common Stock issuable upon conversion of the notes as of December 31, 2008.

        In addition, during the period commencing February 18, 2009, to and including February 14, 2010, the Company has the right to redeem the notes at a redemption price equal to 101.143% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date; and beginning on February 15, 2010, the Company has the right to redeem the notes at a redemption price equal to 100.571% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date. The market value of the notes, based on quoted market prices, was approximately $16,122 as of December 31, 2008.

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The Company pays interest in cash on the notes on February 15 and August 15 of each year. Related interest expense for the years ended December 31, 2008, 2007 and 2006 was $1,480, $4,200 and $4,400, respectively.

8.     Investments

        The Company purchases short-term investments and marketable securities consisting of debt securities, which have been designated as "available-for-sale" as required by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Available-for-sale securities are carried at fair value with the unrealized gains and losses reported in stockholders' equity under the caption Accumulated other comprehensive income (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Interest on debt securities, amortization of premiums and accretion of discounts is included in interest income. All of the securities in the Company's investment portfolio are priced by the Company's investment manager, an independent third party. On a quarterly basis, the Company obtains a second price for each security to compare to the price obtained from its investment manager. As of December 31, 2008, there were no material variances in the prices obtained from these two sources and as such the Company has used the pricing provided by its investment manager. The cost of securities sold is based on the specific identification method.

        At December 31, 2008 the Company had 9.6% of its cash and investment securities in mortgage-backed securities. All of these mortgage-backed securities are sponsored by the United States Federal Government and are rated AAA by Moody's. Additionally, the Company had 9.1% of its cash and investment securities in asset-backed securities at December 31, 2008 which consist of auto, credit card and equipment loans. The mortgage-backed securities had an unrealized gain of $163 as of December 31, 2008. During 2008, the Company recorded impairment losses of $337 on certain asset-backed securities. The Company believes that any other individual unrealized loss as of December 31, 2008 represents only a temporary impairment, and no further adjustment of carrying values is warranted. In January 2009, the Company liquidated all asset-backed securities in its portfolio resulting in an immaterial gain as compared to their book value at December 31, 2008.

        The amortized cost, gross unrealized gains and losses and estimated fair value based on published closing prices of securities at December 31, 2008 and 2007, by contractual maturity, are shown below. Contractual maturities of mortgage-backed and asset-backed securities are allocated in the tables based on the expected maturity date.

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Due in one year or less	$57,646	$314	$166	$57,794
Due in one through three years	10,522	245	—	10,767

Total Available-for sale securities	$68,168	$559	$166	$68,561

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        In September 2007 the Company sold its equity investment in TopoTarget for proceeds of $6,260 and realized a gain of $973. In November 2007, the Company sold one of its investments to partially fund the repurchases of the 4% convertible debentures and realized a loss of $308.

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Due in one year or less	$53,072	$27	$111	$52,988
Due in one through three years	30,665	135	74	30,726

Total Available-for sale securities	$83,737	$162	$185	$83,714

        For the year ended December 31, 2008 the Company realized no gross gains and gross losses of $358 on securities sold or deemed "other than temporary impairment". For the year ended December 31, 2007, the Company realized gross gains of $1,033 and gross losses of $418 on securities sold. For the year ended December 31, 2006, the Company realized no gross gains and gross losses of $288.

        The following tables show the gross unrealized losses and fair values of the Company's investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months, aggregated by contractual maturity:

	December 31, 2008
	Fair Value	Unrealized Losses
Due in one year or less	$4,646	$166

	December 31, 2007
	Fair Value	Unrealized Losses
Due in one year or less	$8,054	$3

        There were no securities that have been in a continuous unrealized loss position deemed to be temporary for more than 12 months at December 31, 2008.

        The following table shows the gross unrealized losses and fair values of the Company's investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for more than 12 months at December 31, 2007, aggregated by contractual maturity:

	December 31, 2007
	Fair Value	Unrealized Losses
Due in one year or less	$27,689	$108
Due in one through three years	13,778	74

	$41,467	$182

        On January 1, 2008, the Company adopted SFAS 157. SFAS 157 defines fair value, provides a consistent framework for measuring fair value under Generally Accepted Accounting Principles and expands fair value financial statement disclosure requirements. The valuation techniques defined in SFAS 157 are based on observable and unobservable inputs. Observable inputs reflect readily

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

obtainable data from independent sources, while unobservable inputs reflect our market assumptions. SFAS 157 classifies these inputs into the following hierarchy:

        Level 1 Inputs—Quoted prices for identical instruments in active markets.

        Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

        Level 3 Inputs—Instruments with primarily unobservable value drivers.

        The following table represents the fair value hierarchy for those financial assets measured at fair value on a recurring basis as of December 31, 2008.

Fair Value Measurements on a Recurring Basis as of December 31, 2008

Assets	Level I	Level II	Level III		Total
Cash and cash equivalents	$18,517	$—	$		$18,517
Short-term investments	—	30,332		—	30,332
Marketable securities	—	38,229		—	38,229

Total Assets	$18,517	$68,561		$—	$87,078

        Level I securities consist primarily of Money Market accounts. Level II securities primarily consist of investment grade fixed income securities.

        The Company's investment portfolio has not been adversely materially impacted by the recent disruption in the credit markets. However, if there is continued and expanded disruption in the credit markets this may have a potential impact on the determination of the fair value of financial instruments. Additionally, there can be no assurance that the Company's investment portfolio will not be adversely affected in the future.

9.     Restructuring Charges

        During 2007, the Company underwent corporate restructurings to reduce operating costs and to focus resources on the advancement of its therapeutic pipeline through clinical development, resulting in a restructuring charge of $11,274. This amount included an asset impairment charge of $6,322 (associated with the closure of its pilot manufacturing plant, also known as the Biopharmaceutical Sciences Process facility, on July 27, 2007), $4,408 related to employee separation costs paid or payable in cash, $286 of non-cash employee separation costs and $258 of other asset write-offs.

        In connection with a reduction in work force of eight employees in December 2008, the Company also recorded a restructuring charge of $529 which consists of employee separation costs, payable in cash during the first half of 2009. The charge has been classified within Other current liabilities.

        The following table sets forth the cash payments and balance of the restructuring reserve as of and for the year ended December 31, 2008:

	Reserve at December 31, 2007	Charges in 2008	Cash Payments in 2008	Change in Reserve 2008	Reserve at December 31, 2008
Restructuring—2007	$2,791	$—	$2,708	$(80)	$3
Restructuring—2008	—	529	6	—	523

TOTALS	$2,791	$529	$2,714	$(80)	$526

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.   TopoTarget A/S Collaboration and License Agreement

        On April 21, 2008, the Company entered into a transfer and termination agreement (the "Transfer Agreement") with TopoTarget to transfer CuraGen's ownership and development rights to belinostat, a Phase I/II HDAC Inhibitor, and any other HDAC Inhibitors. There was no book value for belinostat. In consideration for the transfer, the Company received $24,583 in net cash proceeds and 5 million shares of TopoTarget common stock, valued at $11,814 as of the date of the Transfer Agreement based on the closing price of TopoTarget common stock (in DKK on the Copenhagen Exchange) on the date of the sale, April 21, 2008, multiplied by the exchange rate for the same date. In addition, the Company is eligible to receive $6,000 in potential payments on future net sales and sublicenses of belinostat.

        On June 3, 2008, the Company sold the 5 million shares of TopoTarget common stock for cash proceeds of $11,799. Additionally in June 2008, the Company recorded a $36,397 gain on sale of intangible asset, consisting of net cash proceeds of $24,583 and the fair value of 5 million shares of TopoTarget stock of $11,814 on the closing date, April 21, 2008.

        Under the Transfer Agreement, the Company assigned certain patents and granted a perpetual irrevocable license to the development and commercialization of the HDAC Inhibitors to TopoTarget and agreed for a period not to compete with TopoTarget in the HDAC Inhibitor market. The Transfer Agreement contains customary representations and warranties, indemnification obligations of the parties and a mutual release from most claims under the License Agreement (as defined below). The Transfer Agreement terminates the License and Collaboration Agreement between TopoTarget and CuraGen dated as of June 3, 2004 (the "License Agreement") with the exception of provisions preserving certain of the parties' rights, including confidentiality and indemnification under the License Agreement. CuraGen will no longer have funding requirements for belinostat as TopoTarget immediately assumed financial and operational responsibility for the ongoing clinical development at the time of signing the Transfer Agreement.

        In connection with the Transfer Agreement, the Company and TopoTarget also entered into a Transition Services Agreement dated April 21, 2008 (the "TSA"), pursuant to which, for fees payable by TopoTarget, CuraGen provided certain regulatory and administrative services to TopoTarget. All services under the TSA terminated as of December 31, 2008.

11.   Seattle Genetics, Inc. Collaboration Agreement

        In June 2004, the Company and Seattle Genetics, Inc. ("Seattle Genetics") entered into a collaboration agreement to license Seattle Genetics' proprietary antibody-drug conjugate ("ADC") technology for use with the Company's proprietary antibodies for the potential treatment of cancer. The Company paid an upfront fee of $2,000 for access to the ADC technology for use in one of its proprietary antibody programs. In February 2005, the Company also exercised its option to access Seattle Genetics' ADC technology for use with a second antibody program in exchange for a $1,000 payment. In June 2006, the Company paid a milestone payment for the enrollment of the first patient in the first Phase I clinical trial of CR011-vcMMAE for the treatment of metastatic melanoma. In April 2008, the Company paid a milestone payment for the initiation of a Phase II clinical trial of CR011-vcMMAE. All payments discussed above were fully expensed at the time of payment, pursuant to the Company's accounting policy for such fees.

        The Company is responsible for research, product development, manufacturing and commercialization of all products under the collaboration, and will pay maintenance and material supply fees as well as research support payments for any assistance provided by Seattle Genetics in developing ADC products.

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.   454 Life Sciences/Roche Holdings, Inc. Merger

        On March 28, 2007, 454 entered into the Merger Agreement with Roche Holdings, Inc. and 13 Acquisitions, Inc., an indirect wholly-owned subsidiary of Roche Holdings, Inc. Roche Holdings, Inc. subsequently assigned the Merger Agreement to its affiliate RDO. Roche Holdings, Inc. and RDO are affiliates of Roche, a global research-based healthcare company. Under the Merger Agreement, 13 Acquisitions, Inc. was merged with and into 454 (the "Merger"), with 454 continuing after the Merger as the surviving corporation and an indirect wholly-owned subsidiary of Roche Holdings, Inc.

        Under the terms of the Merger Agreement, upon the closing of the sale of 454 to RDO on May 25, 2007, the purchase price before transaction costs was $152,019, of which RDO paid $140,000 in cash and $12,019 was received from the exercise of 454 stock options following the signing of the Merger Agreement and prior to the closing of the sale. Of the $140,000 received from RDO, $25,000 was placed in escrow for a period of 15 months, or until August 25, 2008, to provide for certain post-closing adjustments based on 454's net working capital and net debt on May 25, 2007, and to secure the indemnification rights of RDO and its affiliates. The Company's portion of the purchase price after transaction costs, including the net working capital and net debt adjustment and the amount from the escrow, was $82,023. On August 25, 2008, the time period for submission of claims against the escrow expired and as such, $14,677 was released to the Company by the escrow agent.

13.   Discontinued Operations

        The sale of 454 on May 25, 2007 has been accounted for in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", ("SFAS 144"), and 454's operating results are reported as a discontinued operation for the period January 1, 2007 to May 25, 2007 and the year ended December 31, 2006.

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The following table summarizes the financial information for the discontinued operations of 454 for the period January 1, 2007 to May 25, 2007 and the year ended December 31, 2006:

	January 1 to May 25, 2007	Year ended December 31, 2006
Revenue:
Product revenue	$14,210	$19,417
Sequencing service revenue	3,825	10,025
Collaboration revenue	1,350	1,500
Grant revenue	444	2,296
Milestone revenue	3,707	4,050

Total revenue	$23,536	$37,288

Operating Expenses:
Cost of product revenue	$9,015	$11,586
Cost of sequencing service revenue	2,407	4,334
Grant research expenses	425	2,095
Research and development expenses	7,908	14,535
General and administrative expenses	7,075	8,810

Total operating expenses	$26,830	$41,360

Loss from discontinued operations before minority interest	$(3,053)	$(3,655)
Minority interest in loss of discontinued consolidated subsidiary	62	980
Gain on sale of subsidiary	78,352	—

Income (loss) from discontinued operations	$75,361	$(2,675)

14.   Accounting for Uncertainty in Income Taxes

        In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109 "Accounting for Income Taxes." This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting for taxes in interim periods and disclosure requirements. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. The cumulative effect of applying the provisions of FIN 48 should be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. For the Company, this interpretation was effective beginning January 1, 2007.

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        As a result of the implementation of FIN 48, the Company recorded no adjustments in its unrecognized income tax benefits. The following table depicts the components of the Company's unrecognized income tax benefits as of December 31, 2008.

Liability for Unrecognized Tax Benefits
Unrecognized tax benefits, January 1, 2008	$907
Gross increases—tax positions in prior periods	13
Lapse of statute of limitations	(95)

Unrecognized tax benefits, December 31, 2008	$825

        If recognized, all of the unrecognized tax benefits would be recorded as a benefit to income tax expense on the consolidated statements of operations. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company's policy is that such amounts would be accrued and classified as a component of income tax expense in the financial statements. To date the Company has not accrued any interest or penalties as they would be immaterial.

        As a result of net operating loss carryforwards, the Company's federal tax returns since 1993 remain open to examination with no years currently under examination by the Internal Revenue Service, and the Company's Connecticut tax returns remain open to examination for all years since 2000 with no years currently under examination by the Department of Revenue Services.

15.   Income (Loss) Per Share from Continuing Operations

        Basic income (loss) per share from continuing operations is computed by dividing income (loss) from continuing operations by the weighted average number of shares of common stock outstanding for the period, excluding unvested restricted stock. Diluted income (loss) per share from continuing operations reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock. Potential common shares consist of unvested restricted stock (using the treasury stock method) and the conversion of the Company's convertible subordinated debt. Due to the Company's loss from continuing operations during the years ended December 31, 2007 and 2006, no calculation of diluted income (loss) per share was necessary for those periods as all potential shares would have been antidilutive. The following table sets forth the

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

computation of basic and diluted net income from continuing operations per share for the year ended December 31, 2008 (in thousands, except share and per share amounts):

Year Ended December 31, 2008
Basic:
Numerator:
Income from continuing operations	$24,781

Denominator:
Weighted average common shares	56,737,976

Income from continuing operations per share—basic	$0.44

Diluted:
Numerator:
Income from continuing operations	$24,781
Interest expense	1,648

Income for diluted calculation	$26,429

Denominator:
Denominator for basic calculation	56,737,976
Weighted average effect of dilutive securities:
Restricted stock awards	18,576
Convertible subordinated notes	3,885,935

Denominator for diluted calculation	60,642,487

Income from continuing operations per share—diluted	$0.44

16.   Summary of Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
2008:
Total revenue	$22	$1,152	$—	$—
Total operating expenses	7,086	5,078	4,529	4,063
(Loss) income from continuing operations	(6,773)	39,258	(3,982)	(3,722)
Net (loss) income(1)	(6,773)	39,258	(3,982)	(3,722)
Basic net (loss) income per share	$(0.12)	$0.69	$(0.07)	$(0.07)
Diluted net (loss) income per share	$(0.12)	$0.65	$(0.07)	$(0.07)
2007:
Total revenue	$22	$22	$22	$22
Total operating expenses	15,515	21,432	11,699	11,062
Loss from continuing operations	(15,908)	(21,585)	(9,897)	(2,572)
Net (loss) income(2)	(17,047)	54,913	(9,897)	(2,571)
Basic and diluted net (loss) income per share	$(0.31)	$0.98	$(0.18)	$(0.04)

(1)
The Company recorded a gain on sale of intangible asset of $36,397 as a result of the sale of belinostat to TopoTarget in April 2008.

(2)
During May 2007, the sale of 454 to RDO closed and as a result the Company recognized a gain on the sale of its ownership in 454 of $78,352.

CURAGEN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The sale of 454 on May 25, 2007 has been accounted for in accordance with SFAS 144. In addition, 454's operating results are reported as a discontinued operation for the year ended December 31, 2006, and for the period January 1, 2007 to May 25, 2007.

17.   Subsequent Event—Extinguishment of Debt

        During February 2009, the Company repurchased $4,825 of its 4% convertible subordinated debentures due February 2011, for total consideration of $3,812, plus accrued interest of $90 at the date of repurchase. As a result of the transaction, in the first quarter of 2009 the Company will record a gain of $962 which is net of the write-off of the ratable portion of unamortized deferred financing costs relating to the repurchased debt.

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  Exhibit 99.1
  Item 8. Financial Statements and Supplementary Data
CURAGEN CORPORATION AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
CURAGEN CORPORATION AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
CURAGEN CORPORATION AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (in thousands, except share data)
CURAGEN CORPORATION AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY—(Continued) (in thousands, except share data)
CURAGEN CORPORATION AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
CURAGEN CORPORATION AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fair Value Measurements on a Recurring Basis as of December 31, 2008